Exhibit 10.22

April 25, 2011

Shawn Farshchi

2400 Bridge Parkway

Redwood Shores, CA 94065

Dear Shawn:

It gives me great pleasure to offer you employment with Saba as an Executive Vice President and Chief Operating Officer reporting directly to Bobby Yazdani.

At Saba, like our customers, we believe that people are central to our strategy and transformation into a truly people-driven enterprise. Our mission is guided by a set of people-centered values. Our commitment to our employees and our customers never wavers. Our core beliefs and values define who we are and make Saba a great company to work for.

To help other company’s progress on the journey to becoming people-driven organizations, we’re pioneering a new class of business-critical software known as People Systems that enables organizations to mobilize and engage their people, cultivate and share knowhow and align and connect people to accelerate the flow of business. By delivering world class people systems, we help people work better and work together for dramatic organizational impact. We’re excited to see the impact that you’ll have at Saba, where we are already using the Saba People Systems.

Your annual base salary will be $265,000.00 payable in regular periodic payments in accordance with Saba’s payroll practices. You will also be eligible to receive an annual target incentive compensation (“Target Incentive”) equal to 70% of your annual base salary payable quarterly based upon your achievement of certain quarterly performance criteria and Saba’s achievement of specific quarterly financial goals. Subject to your continued employment with Saba, Saba will guarantee 50% of your Target Incentive (in an aggregate amount of $92,750.00), payable on a quarterly basis.

In addition, you will be granted a sign-on bonus in the amount of $50,000.00, less applicable taxes. to be paid after August 31, 2011. In the event you should terminate employment prior to your one-year anniversary date, you will be required to reimburse Saba $50,000.00.

All amounts payable hereunder shall be subject to standard payroll deductions and withholdings.

In addition, subject to the approval of Saba’s Board of Directors, you will be granted an (i) option to purchase two hundred fifty thousand (250,000) shares of Saba Common Stock at the market price in effect on the date the Board approves the grant (the “Option”) and (ii) an award of restricted stock units representing thirty five thousand (35,000) shares of Saba Common Stock (the “RSU Award”). Subject to your continued employment, shares of Saba Common Stock subject to the Option and to the RSU Award will vest over a four (4) year period in accordance with the following schedules:

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Twenty five percent (25%) of the shares subject to the Option will vest and become exercisable on the 12-month anniversary of the grant date and the remaining seventy five percent (75%) of the shares subject to the Option will vest and become exercisable in twelve (12) equal quarterly installments thereafter; and

•	Twenty five percent (25%) of the shares subject to the RSU Award will vest on each one (1) year anniversary of the award date.

Details about Saba’s 2009 Incentive Stock Plan and your Stock Option and Restricted Stock Unit Award Agreements will be sent to you after the Board’s approval of your option and restricted stock unit award (collectively, the “Equity Documents”). In the event of any conflict between the terms of this letter and the Equity Documents, the Equity Documents will prevail.

In the event that your employment with Saba is terminated by Saba without Cause (as defined below) or by you for Good Reason (as defined below), we will, subject to the execution by you of a release of claims reasonably acceptable to Saba:

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Pay you six (6) months of your annual base salary, less appropriate federal and state withholdings. Such amounts shall be payable either as a lump-sum or in the form of salary continuation, whichever Saba shall determine in its sole discretion; and

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Following your timely election, provide you with six months of continued coverage under Saba’s group health insurance plans in effect upon termination of your employment in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), at no cost to you. If COBRA or similar benefits are not available by law during any portion of such six-month period, then Saba shall pay you each month during which COBRA or similar benefits are not available by law an amount equal to the premium paid by Saba on your behalf for the last month during which such COBRA or similar benefits were available.

For purposes of this letter, termination of your employment shall be for “Cause” if, in the reasonable opinion of Saba, you: (i) act in bad faith and to the detriment of Saba or any successor; (ii) refuse or fail to act in accordance with any specific direction or order of the CEO or President of Saba or any successor; (iii) fail to devote reasonable attention and time during normal business hours to the business affairs of Saba or exhibit, in regard to your employment, unfitness or unavailability for service, or misconduct, other than as a result of a disability; (iv) exhibit dishonesty, habitual neglect, or incompetence, other than as a result of a disability; (v) are convicted of a crime involving dishonesty, breach of trust, moral turpitude or physical or emotional harm to any person; or (vi) breach any agreement between you and Saba, or any of Saba’s policies applicable to Saba employees, including Saba’s Code of Ethics, Code of Business Conduct and Insider Trading Policy. In addition, for purposes of this letter, “Good Reason” means any of the following by Saba or any successor with respect to you: (1) a material reduction in salary or target compensation without your consent; (2) the relocation of work location to a location more than fifty miles from Saba’s current work location without your consent or (3) there is a material diminution of your responsibilities with Saba, or a material change in your reporting responsibilities or title, in each case without your consent. A condition shall not be considered “Good Reason” unless you give Saba written notice of such condition within ninety (90) days after such condition comes into existence and Saba fails to remedy such condition within thirty (30) days after receiving your written notice. You agree that you may be required to travel from time to time as required by Saba’s business and that such travel shall not constitute grounds for you to terminate your employment for Good Reason.

In addition to the severance benefits applicable to a termination of your employment by Saba without Cause or by you for Good Reason as set forth above, in the event that such termination without Cause or for Good Reason occurs at the time of or within 12 months after a Change in Control (as defined below), subject to the execution by you of a release of claims reasonably acceptable to Saba and notwithstanding the vesting schedules set forth above with respect to the Option and RSU Award, the shares of Saba Common Stock subject to the Option shall accelerate and become fully exercisable and the shares of Saba Common Stock subject to the RSU Award will accelerate and become fully vested.

As used herein, the term “Change of Control” means the occurrence of any of the following events:

(i) The sale, exchange, lease or other disposition or transfer of all or substantially all of the consolidated assets of Saba to a person or group (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) which will continue the business of Saba in the future; or

(ii) A merger or consolidation involving Saba in which the stockholders of Saba immediately prior to such merger or consolidation are not the beneficial owners (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of more than 50% of the total voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the total voting power of the outstanding voting securities of Saba immediately prior to such merger or consolidation; or

(iii) The acquisition of beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of at least 50% of the total voting power of the outstanding voting securities of Saba by a person or group (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act).

If Saba determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, and the regulations there under (collectively, the “Code”) at the time of your separation of service (as defined in Section 409A of the Code), then the severance payments above, to the extent not exempt from Section 409A of the Code, shall accrue and, to the extent accrued, shall be made commencing the seventh month after your separation of service.

You are also entitled to receive our standard employee benefits package, the details of which will be sent to you separately. Please be aware that these benefits are subject to change.

In exchange for the payments and benefits set forth herein, you agree that for a period of six (6) months after termination of employment, you will not, directly or indirectly on your behalf or as an officer, director, consultant, partner, owner, stockholder or employee of any partnership, corporation or other entity: (a) solicit for employment, employ or otherwise seek to retain, or retain the services of, any employee, officer, director or consultant of Saba, or solicit or otherwise induce any person to terminate his or her employment or other relationship with Saba; or (b) engage in any activity, in those states within the United States and those countries outside the United States in which Saba or any of its subsidiaries then conducts any business, where such activity is similar to and competitive with the activities carried on by Saba or any of its subsidiaries. You acknowledge that the nature of Saba’s activities is such that competitive activities could be conducted effectively regardless of the geographic distance between Saba’s place of business and the place of any competitive business. If any provision of this clause, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this clause and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with one which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

We believe that each employee’s contribution to Saba is valuable. Much of what you learn and create at Saba will be considered confidential and proprietary. Given this fact, we require that you sign Saba’s Employee Proprietary Information and Inventions Agreement prior to your first day of employment. It is equally important to Saba that you continue to maintain in confidence all confidential or proprietary information of your previous employer(s). We are extending you this offer based on your general skills and abilities and not your possession of any proprietary information belonging to your former employer(s). As a condition of your employment, Saba requires that you do not disclose to Saba or use for Saba’s benefit any such information and that you do not bring to Saba any materials belonging to your former employer(s) or created by you in connection with your prior employment.

While we are sure you share our enthusiasm about your joining us, we also respect your and Saba’s rights to make decisions that ensure our mutual best interests. Therefore, please recognize that your employment with Saba is for an unspecified duration and is at-will. This means that either you or Saba has the right to end your employment at any time, with or without cause and with or without notice.

We are excited about having you join Saba. This letter and any attachments constitute the entire employment agreement and understanding between you and Saba, and supersede all prior verbal discussions between us. This offer is contingent upon board approval and a successful reference and background check.

Please acknowledge your acceptance of this offer by signing and returning the enclosed copy of this offer letter, the Employee Proprietary Information and Inventions Agreement, the New Hire Information Sheet and EEO Tracking Form to the Human Resources Department within 3 business days in the self-addressed envelope or you can fax it (fax: 650.249.1969). I look forward to welcoming you in person.

Sincerely,

/s/ BOBBY YAZDANI
Bobby Yazdani Chairman and Chief Executive Officer

Acceptance:

I accept the terms of my employment with Saba as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party.

/s/ SHAWN FARSHCHI	May 23, 2011
Shawn Farshchi	Start Date

April 25, 2011
Date